Exhibit 99.1

NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.goHastings.com

Hastings Entertainment, Inc. Reports Results for the Second

Quarter of Fiscal 2013

AMARILLO, Texas, August 19, 2013—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three and six months ended July 31, 2013. Net loss was approximately $4.1 million, or $0.50 per diluted share, for the three months ended July 31, 2013 compared to a net loss of approximately $3.4 million, or $0.41 per diluted share, for the three months ended July 31, 2012. Net loss was approximately $6.3 million, or $0.77 per diluted share, for the six months ended July 31, 2013 compared to net loss of $2.5 million, or $0.31 per diluted share, for the six months ended July 31, 2012.

“Our revenues continue to be negatively impacted by the popularity of digital delivery, rental kiosks and subscription based services, as well as the longevity of the current video game console life-cycle,” said John H. Marmaduke, Chief Executive Officer and Chairman. “Additionally, our second quarter book and rental revenues were negatively impacted by a relatively weak new release schedule. The decline in sales of the Fifty Shades trilogy, when compared to the second quarter of fiscal 2012, accounted for over half of our decline in book revenues. As we have previously disclosed, one of our strategic initiatives is the introduction of new product categories which includes consumer electronics, music electronics and accessories, hobby, recreation and lifestyle, vinyl and tablets. The majority of these products are included in our Electronics category which had a comparable sales increase of 17.2% for the second quarter of fiscal 2013 which is on top of a 5.4% comparable sales increase for the second quarter of fiscal 2012. Several of the remaining new categories are included in our Trends department which had a 10.7% increase for the second quarter of fiscal 2013 which is on top of an 11.2% increase for the second quarter of fiscal 2012. This was driven by the forty-four stores that were reset during fiscal 2012 and nineteen stores reset by the first week of July for the current six month period. The Electronic and Trends departments in these reset stores had significant increases in revenues when compared to the rest of our superstores that have not had a reset. We are greatly encouraged by the performance of these new products and plan to reset an additional forty stores during fiscal 2013. Finally, we continue to see growth in our Movie and Hardback Café departments.

“In order to reduce our SG&A expenses in light of our lower revenue base, we underwent a restructuring of our corporate store support center which included staff reduction, department consolidation and the termination of four of our eight corporate officers. The total cost of this restructuring was approximately $1.4 million which we recognized during the first quarter of fiscal 2013. Additionally, we have closed eight underperforming stores thus far in fiscal 2013, with plans to close an additional store by the end of the fiscal year. For the six months ended July 31, 2013 we have reduced selling, general and administrative expenses by approximately $5.0 million excluding the restructuring charge.

“With the current and expected future success of our new product categories, along with the expected launch of new game consoles in the latter half of our current fiscal year as well as an expected stronger release schedule for games and movies, we are encouraged with our earnings prospects for the second half of our current fiscal year.”

Financial Results for the Second Quarter of Fiscal Year 2013

Revenues. Total revenues for the second quarter decreased approximately $8.3 million, or 7.9%, to $95.8 million compared to $104.1 million for the second quarter of fiscal 2012. As of July 31, 2013, we operated 8 fewer superstores, as compared to July 31, 2012. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended July 31,
	2013		2012		Increase/(Decrease)
		Percent		Percent
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$82,795	86.4%	$89,314	85.8%	$(6,519)	-7.3%
Rental Revenue	12,903	13.5%	15,087	14.5%	(2,184)	-14.5%
Gift Card Breakage Revenue	83	0.1%	(348)	(0.3%)	431	123.9%

Total Revenues	$95,781	100.0%	$104,053	100.0%	$(8,272)	-7.9%

Comparable-store revenues (“Comp”)

Total	-6.2%
Merchandise	-5.4%
Rental	-10.9%

Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended July 31,
	2013	2012
Trends	10.7%	11.2%
Electronics	7.2%	5.4%
Movies	2.9%	0.4%
Hardback Café	2.7%	12.1%
Consumables	-6.1%	7.9%
Music	-10.9%	-11.6%
Games	-14.8%	-22.8%
Books	-14.9%	2.5%

Trends Comps increased 10.7% for the quarter, primarily due to increased sales in action figures, novelty toy gifts, barware, licensed and branded products, and recreation and lifestyles products. Licensed and branded products for which we experienced strong sales during the quarter were Minecraft, Duck Dynasty and My Little Pony. The Trends department also includes recreation and lifestyles products whose growth was driven by the addition of hobby products to reset stores as well as the growth in the existing categories of skateboards, disc golf, exercise accessories and airsoft products. Electronics Comps increased 7.2% for the quarter, primarily due to increased sales in categories such as speaker systems, tablets and accessories, home entertainment, wireless phone accessories, gadgets and turntables. Expanded product categories such as televisions, fitness electronics, kids electronics, home security and app enhanced accessories also showed strong growth. Movies Comps increased 2.9% for the quarter, primarily due to increased sales of new DVD Boxed Sets and new Midline DVD movies, partially offset by declining sales in used DVD movies. Hardback Café Comps increased 2.7% for the quarter, primarily due to increased sales in hot and cold beverages, partially offset by decreased sales in blended beverages. Consumables Comps decreased 6.1% for the quarter, primarily due to weaker sales of bottle drinks, fountain drinks and everyday consumable items. Music Comps decreased 10.9% for the quarter, primarily resulting from lower sales of new and used CDs and the continued increase in popularity of digital delivery. Games Comps decreased 14.8% for the quarter, primarily due to lower sales of new and used video game consoles and accessories and used video games. The longevity of the current console cycle continues to contribute to weak overall sales in the video game industry. Book Comps decreased 14.9% for the quarter, primarily due to a decrease in trade paperback sales as compared to the second quarter of fiscal 2012 which included strong sales from the Fifty Shades trilogy, and to a lesser extent, a weaker release schedule for new books.

Rental Comps decreased 10.9% for the quarter primarily due to fewer rentals of DVDs and video games, partially offset by an increase in rentals of Blu-ray movies. Rental Movie Comps decreased 9.5% for the quarter partially due to a weaker new release schedule during the quarter as compared to the second quarter of fiscal 2012 and the continued impact of competitor rental kiosks and subscription-based rental services. Rental Video Game Comps, which continue to be affected by the longevity of the current console cycle, decreased 23.1%.

Gross Profit – Merchandise. For the second quarter, total merchandise gross profit dollars decreased approximately $3.2 million, or 10.6%, to $27.1 million from $30.3 million for the same period in the prior year. This decrease is primarily due to a decrease in revenue, which is partially attributed to operating fewer superstores this quarter compared to the same period in the prior year, combined with a decline in gross profit margin rate. As a percentage of total merchandise revenue, merchandise gross profit decreased to 32.7% for the quarter compared to 33.9% for the same period in the prior year, resulting primarily from a continued shift in mix of revenues by category, higher shrinkage and a higher expense to return products.

Gross Profit – Rental. For the second quarter, total rental gross profit dollars decreased approximately $1.6 million, or 16.0%, to $8.4 million from $10.0 million for the same period in the prior year. This decrease is primarily due to a decrease in revenue which is partially attributed to operating fewer superstores this quarter compared to the same period in the prior year. As a percentage of total rental revenue, rental gross profit decreased to 65.4% for the quarter compared to 66.6% for the same period in the prior year, primarily due to an increase in revenues under revenue sharing agreements which generally have lower margins when compared to traditional agreements.

Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A decreased to 41.1% for the second quarter compared to 41.4% for the same period in the prior year. SG&A decreased approximately $3.6 million during the quarter, or 8.4%, to $39.4 million compared to $43.0 million for the same quarter last year. The decrease results primarily from a $1.5 million reduction in corporate salary expense due to lower bonus payouts and the restructuring that took place in the first quarter of fiscal 2013, $1.0 million reduction in store labor expense, a decrease of $0.7 million in store advertising and a $0.6 million decrease in depreciation expense. The decrease in depreciation expense and, to a certain extent, the decrease in store labor expense, are primarily a result of operating fewer superstores this quarter compared to the same period in the prior year. These reductions were partially offset by a $0.3 million increase in store maintenance expense.

Interest Expense. For both the second quarter of fiscal 2013 and fiscal 2012, interest expense was approximately $0.3 million, as interest rates for both periods averaged 2.5%.

Income Tax Expense. The effective tax rate for the second quarter was (1.3%) primarily due to Texas state income tax, which is based primarily on gross margin.

Financial Results for the Six Months Ended July 31, 2013

Revenues. Total revenues for the six months ended July 31, 2013 decreased approximately $14.6 million, or 6.7%, to $204.9 million compared to $219.5 million for the six months ended July 31, 2012. The following is a summary of our revenues results (dollars in thousands):

	Six Months Ended July 31,
	2013		2012		Increase/(Decrease)
		Percent		Percent
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$177,595	86.7%	$188,833	86.0%	$(11,238)	-6.0%
Rental Revenue	27,116	13.2%	30,913	14.1%	(3,797)	-12.3%
Gift Card Breakage Revenue	197	0.1%	(206)	-0.1%	403	195.6%

Total Revenues	$204,908	100.0%	$219,540	100.0%	$(14,632)	-6.7%

Comparable-store revenues (“Comp”)

Total	-4.9%
Merchandise	-4.2%
Rental	-9.3%

Below is a summary of the Comp results for our major merchandise categories:

	Six Months Ended July 31,
	2013	2012
Electronics	14.1%	8.8%
Trends	9.6%	11.4%
Hardback Café	5.7%	8.7%
Movies	3.9%	-2.2%
Consumables	-4.2%	3.2%
Books	-11.4%	0.3%
Music	-11.6%	-10.8%
Games	-18.0%	-22.1%

Electronics Comps increased 14.1% for the period, primarily due to increased sales in categories such as home entertainment, speaker docks, tablets and accessories, turntables and wireless phone accessories. Strong growth was also realized in expanding categories such as fitness electronics, kids electronics, and app enhanced accessories. Trends Comps increased 9.6% for the period, primarily due to increased sales in action figures, novelty toy gifts, barware, licensed and branded products, and recreation and lifestyles products. Licensed and branded products that did well during the period were Walking Dead, Sons of Anarchy, and Doctor Who. The Trends department also includes recreation and lifestyles products whose growth was driven by the addition of hobby products to reset stores as well as the growth in the existing categories of skateboards, disc golf, exercise accessories and airsoft products. Hardback Café Comps increased 5.7% for the period, primarily due to increased sales in hot, cold and blended beverages. Movies Comps increased 3.9% for the period, primarily due to increased sales of new DVD Boxed Sets, new Blu-Ray and DVD Midline movies, partially offset by declining sales in used DVD movies. Consumables Comps decreased 4.2% for the period, primarily due to weaker sales of bottle drinks, fountain drinks and everyday consumable items. Book Comps decreased 11.4% for the period, primarily due to a decrease in trade paperback and hardback sales as compared to the first half of fiscal 2012 which included strong sales from the Fifty Shades and Hunger Games trilogies, and a weaker release schedule for new books. Music Comps decreased 11.6% for the period, primarily resulting from lower sales of new and used CDs and the continued increase in popularity of digital delivery. The decrease is partially offset by an increase in new vinyl album sales. Games Comps decreased 18.0% for the period, primarily due to lower sales of new and used video game consoles and accessories, and used video games. The longevity of the current console cycle continues to contribute to weak overall sales in the video game industry.

Rental Comps decreased 9.3% for the period primarily due to fewer rentals of DVDs and video games, partially offset by an increase in rentals of Blu-ray movies. Rental Movie Comps decreased 7.8% for the period and continue to be impacted by competitor rental kiosks and subscription-based rental services. Rental Video Game Comps, which continue to be affected by the longevity of the current console cycle, decreased 22.2%.

Gross Profit – Merchandise. For the current six months, total merchandise gross profit dollars decreased approximately $4.8 million, or 7.7%, to $57.5 million from $62.3 million for the same period in the prior year, primarily due to a decrease in revenue which is partially attributed to operating fewer superstores this period compared to the same period in the prior year. As a percentage of total merchandise revenue, merchandise gross profit decreased to 32.4% for the current six months, compared to 33.0% for the same period in the prior year, primarily due to a shift in mix of revenues by category, a higher expense to return products and markdown expenses which is partially offset by lower freight expense.

Gross Profit – Rental. For the current six months, total rental gross profit dollars decreased approximately $2.7 million, or 13.2%, to $17.7 million from $20.4 million for the same period in the prior year primarily due to a decrease in revenue which is partially attributed to operating fewer superstores this period compared to the same period in the prior year. As a percentage of total rental revenue, rental gross profit decreased to 65.4% for the current six month period compared to 65.9% for the same period in the prior year, primarily due to an increase in revenues under revenue sharing agreements which generally have lower margins when compared to traditional agreements. The rate decrease is partially offset by a decrease in depreciation and shrink expense.

Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 39.6% for the current six months compared to 38.4% for the same period in the prior year primarily due to deleveraging resulting from lower revenues. SG&A decreased approximately $3.2 million, or 3.8%, to $81.1 million compared to $84.3 million for the same period last year. The main drivers of the decrease in SG&A included a $1.0 million decrease in store labor expense, a $1.0 million decrease in depreciation expense, a $1.0 million decrease in store advertising expense and a $0.8 million decrease in corporate salary expense. The decrease in depreciation expense and, to a certain extent, the decrease in store labor expense, are primarily a result of operating fewer superstores this period compared to the same period in the prior year. The reductions were partially offset by an increase of $0.5 million in store maintenance expense.

Interest Expense. For both the first half of fiscal 2013 and fiscal 2012, interest expense was approximately $0.6 million, as interest rates for both periods averaged 2.5%.

Income Tax Expense. As the Company has a net operating loss and a net deferred tax asset, which has been offset by a full valuation allowance at the end of fiscal 2011, there is no tax liability, with the exception of Texas state income tax; therefore, the effective tax rate for the first half of fiscal 2013 is (1.8%). The valuation allowance is approximately $13.2 million as of July 31, 2013. We reassess the valuation allowance quarterly, and if future evidence allows for a partial or full release of the valuation allowance, a tax benefit will be recorded accordingly.

Stock Repurchases

During the second quarter of fiscal 2013, we purchased a total of 26,900 shares of common stock at a cost of $99,701, or $3.71 per share. We purchased these shares as part of a stock repurchase program originally announced in September 2001 and subsequently extended and expanded. As of July 31, 2013 a total of $5.6 million remained available under the stock repurchase program.

Store Activity

Since May 20, 2013, which was the last date we reported store activity, we have the following activity to report.

•	Store closed in Paris, TX, in June

•	Store closed in Jacksonville, AR in June

•	Store closed in Fayetteville, AR in June

•	Store closed in Duncan, OK in July

•	Store closed in Springdale, AR in August

Safe Harbor Statement

This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the Company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; the effect of inclement weather on the ability of consumers to reach our stores; the “sequester” and related governmental spending and budget matters; and other factors which may be outside of the company’s control. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.

About Hastings

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, and trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 129 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States. We also operate three concept stores, Sun Adventure Sports, with locations in Amarillo, Texas and Lubbock, Texas, and TRADESMART, in Littleton, Colorado.

We operate www.goHastings.com, an e-commerce Internet web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets

(Dollars in thousands)

	July 31,	July 31,	January 31,
	2013	2012	2013
	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,482	$4,397	$3,730
Merchandise inventories, net	144,602	143,592	145,337
Prepaid expenses and other current assets	11,136	10,265	10,427

Total current assets	159,220	158,254	159,494
Rental assets, net	9,939	10,618	11,353
Property and equipment, net	29,594	35,404	32,099
Intangible assets, net	244	244	244
Other assets	681	2,237	2,792

Total assets	$199,678	$206,757	$205,982

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$45,539	$51,499	$54,928
Accrued expenses and other current liabilities	28,795	27,339	27,396

Total current liabilities	74,334	78,838	82,324
Long-term debt, excluding current maturities	51,872	35,893	41,805
Deferred income taxes	55	47	50
Other liabilities	5,636	8,251	7,828
Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,325	36,490	36,375
Retained earnings	52,333	68,487	58,642
Accumulated other comprehensive income	340	154	247
Treasury stock, at cost	(21,336)	(21,522)	(21,408)

Total shareholders’ equity	67,781	83,728	73,975

Total liabilities and shareholders’ equity	$199,678	$206,757	$205,982

Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Six months ended
	July 31,		July 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Merchandise revenue	$82,795	$89,314	$177,595	$188,833
Rental revenue	12,903	15,087	27,116	30,913
Gift card breakage revenue	83	(348)	197	(206)

Total revenues	95,781	104,053	204,908	219,540
Merchandise cost of revenue	55,696	59,050	120,128	126,579
Rental cost of revenue	4,466	5,038	9,369	10,553

Total cost of revenues	60,162	64,088	129,497	137,132

Gross profit	35,619	39,965	75,411	82,408
Selling, general and administrative expenses	39,388	43,035	81,134	84,325

Operating loss	(3,769)	(3,070)	(5,723)	(1,917)
Other income (expense):
Interest expense, net	(332)	(292)	(596)	(570)
Other, net	52	72	123	96

Loss before income taxes	(4,049)	(3,290)	(6,196)	(2,391)
Income tax expense	54	66	113	132

Net loss	$(4,103)	$(3,356)	$(6,309)	$(2,523)

Basic loss per share	$(0.50)	$(0.41)	$(0.77)	$(0.31)

Diluted loss per share	$(0.50)	$(0.41)	$(0.77)	$(0.31)

Weighted-average common shares outstanding:
Basic	8,140	8,214	8,142	8,238
Dilutive effect of stock awards	—	—	—	—

Diluted	8,140	8,214	8,142	8,238

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Six Months Ended July 31,
	2013	2012
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(6,309)	$(2,523)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Rental asset depreciation expense	1,943	3,069
Purchases of rental assets	(3,632)	(4,835)
Property and equipment depreciation expense	6,637	7,707
Deferred income taxes	5	5
Loss on rental assets lost, stolen and defective	188	363
Loss on disposal of other assets	73	93
Non-cash stock-based compensation	93	371
Changes in operating assets and liabilities:
Merchandise inventories	3,651	11,191
Prepaid expenses and other current assets	1,429	4,964
Trade accounts payable	(8,661)	(505)
Accrued expenses and other current liabilities	(527)	1,189
Other assets and liabilities, net	(201)	(246)

Net cash provided by (used in) operating activities	(5,311)	20,843

Cash flows from investing activities:
Purchases of property and equipment	(4,207)	(3,754)

Net cash used in investing activities	(4,207)	(3,754)

Cash flows from financing activities:
Net (repayments) borrowings under revolving credit facility	10,069	(17,386)
Purchase of treasury stock	(128)	(214)
Change in cash overdraft	(728)	736
Proceeds from exercise of stock options	57	—

Net cash provided by (used in) financing activities	9,270	(16,864)

Net increase (decrease) in cash	(248)	225
Cash at beginning of period	3,730	4,172

Cash at end of period	$3,482	$4,397

Balance Sheet and Other Ratios ( A )

(Dollars in thousands, except per share amounts)

	July 31, 2013	July 31, 2012
Merchandise inventories, net	$144,602	$143,592
Inventory turns, trailing 12 months ( B )	1.82	1.84
Long-term debt	$51,872	$35,893
Long-term debt to total capitalization ( C )	43.4%	30.0%
Book value ( D )	$67,781	$83,728
Book value per share ( E )	$8.32	$10.16

	Three Months Ended July 31,		Six Months Ended July 31,
	2013	2012	2013	2012
Comparable-store revenues ( F ):
Total	-6.2%	-3.3%	-4.9%	-5.2%
Merchandise	-5.4%	-1.7%	-4.2%	-3.5%
Rental	-10.9%	-11.2%	-9.3%	-14.1%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.
(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.
(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).
(D)	Defined as total shareholders’ equity.
(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the six months ended July 31, 2013 and 2012, respectively.
(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the internet and gift card breakage revenues are not included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.